Exhibit 10(a)(lxiv)

AMENDMENT NUMBER 1 TO THE

H. J. HEINZ COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, H. J. Heinz Company (the “Company”) has established the H. J. Heinz Company Supplemental Executive Retirement Plan, as amended and restated effective November 12, 2008, (the “Plan”) for certain executive employees of the Company; and
WHEREAS, the Company has entered into an agreement to be acquired by an affiliate of Berkshire Hathaway and 3G Capital Partners Ltd. (the “Merger Agreement”); and
WHEREAS pursuant to Section 5.1 of the Plan, the Company reserved the right to terminate, modify, alter or amend the Plan from time to time to any extent that it may deem advisable pursuant to the terms thereof; and
WHEREAS on February 13, 2013, subject to the consummation of the transactions contemplated by the Merger Agreement, the Board took action to vest all accrued but vested benefits of each Member of the Plan effective as of immediately prior to such consummation; and
WHEREAS pursuant to the Merger Agreement the Company granted “replacement awards” under the Long-Term Incentive Plan for a 36‑month performance period, beginning on May 1, 2013;
NOW THEREFORE, BE IT RESOLVED THAT: Effective May 31, 2013, the Plan shall be amended as follows:
1.Section 1.7 of the Plan be, and hereby is, amended to add thereto a new Sub-Section 1.7(d) reading as follows:
“(d) Compensation shall include the Long-Term Incentive Program award (“LTIP Award”) granted in replacement of restricted stock units that may have otherwise been awarded in the Company's Fiscal Year 2014, pursuant to the documentation governing such LTIP Award.”
2.Section 2.2(a) of the Plan be, and hereby is, amended to add thereto a new Sub‑Section 2.2(a)(i) reading as follows:
“(i) Effective as of immediately prior to the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of February 13, 2013 by and among H.J. Heinz Company, Hawk Acquisition Holding Corporation and Hawk Acquisition Sub, Inc., each Member shall be fully vested in such Member's accrued benefits under the Plan without regards to such Member's current age or amount of Continuous Service under the Plan.
3.Section 3.1(a)(ii)(A) of the Plan be, and hereby is, amended in its entirety, to read as follows:
The multiple of the Member's Final Average Compensation (“FAC”) at the date of Separation from Service with the Employers and the Member's Continuous Service during periods before May 1, 2004 shall be determined according to the table attached hereto and made a part hereof as Exhibit A. If the Member would not have been entitled to benefits under the Plan but for the application of Section 2.2(a)(i), the amount provided in this Section 3.1(a)(ii)(A) will be reduced with interest only at a rate of 5% per annum for each month that Separation from Service or, if earlier, termination of the Plan, precedes the date a Member attains age 55, or age 60 if such Member was not age 45 on or before September 1, 2012.